Exhibit 99.1

LKQ Corporation Increases Senior Secured Credit Facility to $2.3 billion

▪	Facility increased by approximately $500 million to $2.3 billion

▪	Maturity extended to May 2019

▪	Improved pricing

Chicago, IL (March 27, 2014) - LKQ Corporation (Nasdaq:LKQ) announced that it closed today an amendment to its credit facility that increased the aggregate amount available thereunder from $1.8 billion to $2.3 billion ($1.85 billion revolving credit facility and $450 million term loan facility). The amendment extended the maturity date of the facility from May 3, 2018 to May 3, 2019, and increased the flexibility of certain restrictive covenants, including provisions relating to restricted payments and additional indebtedness. The amendment also reduces borrowing costs under the credit facility by between 25 and 50 basis points (depending on the Company’s leverage) compared to the prior agreement.

"We appreciate the ongoing support of our lending group and their recognition of the Company's history of consistent financial and operational performance. This amended credit facility provides us with the increased liquidity and the financial flexibility to continue our long-term growth strategy,” stated John Quinn, Executive Vice President and Chief Financial Officer of LKQ Corporation.

The Company indicated that as of December 31, 2013 on a pro-forma basis (after giving effect to the acquisition of Keystone Automotive Operations on January 3, 2014 and the credit facility amendment), total availability under the Company’s credit facility and asset securitization program would have been approximately $1.2 billion.

Wells Fargo Securities, LLC, served as Left Lead Arranger and Left Bookrunner on the credit facility. Merrill Lynch, Pierce, Fenner & Smith Incorporated, The Bank of Tokyo-Mitsubishi UFJ, LTD. and RBS Citizens, N.A. acted as Joint Lead Arrangers and Joint Bookrunners.

Wells Fargo Bank, National Association, will serve as the Administrative Agent, Bank of America, N.A., as Syndication Agent and The Bank of Tokyo-Mitsubishi UFJ, LTD and RBS Citizens, N.A. as Co-Documentation Agents with respect to the amended credit facility.

About LKQ Corporation

LKQ Corporation (www.lkqcorp.com) is North America’s largest provider of alternative collision parts, and a leading provider of recycled and remanufactured mechanical parts including engines and transmissions, all in connection with the repair of automobiles and other vehicles. LKQ is also a leading distributor and marketer of specialty aftermarket equipment and accessories in North America. LKQ is the largest distributor of mechanical and collision alternative parts in the United Kingdom, and the largest distributor of mechanical parts in the Netherlands. LKQ also has operations in Taiwan, Belgium and France. LKQ operates more than

570 facilities, offering its customers a broad range of replacement systems, components, equipment, and parts to repair and accessorize automobiles, trucks, recreational and performance vehicles.

Forward Looking Statements

Certain statements in this press release that are not historical facts are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements generally include expectations, beliefs, hopes, intentions or strategies regarding our future. Forward looking statements are subject to risks, uncertainties and other factors some of which are not currently known to us. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors. Some of such risks, uncertainties and other factors are described in our Form 10-K for the period ended December 31, 2013, and in other documents we file with the Securities and Exchange Commission from time to time. We assume no obligation to publicly update any forward looking statement to reflect events or circumstances arising after the date on which it was made, except as required by law.

Joseph P. Boutross-LKQ Corporation
Director, Investor Relations
(312) 621-2793
jpboutross@lkqcorp.com